Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Greenbacker Renewable Energy Company LLC:

We consent to the use of our report included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

February 27, 2013